Exhibit 10.5

Residential Capital, LLC / RFSC International Limited Expense Sharing Agreement

Residential Captial, LLC (ResCap) is a wholly-owned subsidiary of GMAC LLC (GMAC), the parent of RFSC International Limited (RFSCIL). As such, ResCap is an affiliate of RFSCIL. Certain RFSCIL personnel are employed and supported by ResCap or ResCap affiliates.

ResCap incurs operating expenses on behalf of itself, RFSCIL and other affiliates, including without limitation payroll and payroll related, subscription, education, professional, advertising, equipment rental, repairs and maintenance, printing and stationery, office supplies, postage and courier, telephone, travel, meals, entertainment, conferences, rent and operating, liability insurance, and bank charge expenses. To reflect the operating expenses attributable to RFSCIL operations that ResCap pays, ResCap and RFSCIL are entering into this Agreement, effective May 1, 2009 (the “Effective Date”).

Expense Calculation. All operating expenses incurred in connection with RFSCIL by ResCap will be posted in accordance with ResCap’s normal accounting and control procedures. At the end of each month, ResCap will charge to RFSCIL a percentage (the “Allocation Factor”) of the expenses recorded in the cost center(s) listed on Exhibit A attached hereto (the “Allocated Expenses”) for that calendar month. RFSCIL will pay ResCap for such expenses on a monthly basis for the preceding month. The Allocation Factor set forth above, as adjusted from time to time in accordance with this Agreement, is estimated to reflect all operating expenses related to the business of RFSCIL. The expense allocation will be recorded in the specific expense categories (e.g. salaries, occupancy, etc) when that level of detail is readily available.

Exclusions from Expense Calculation. In determining which operating expenses will be considered in the calculation required by the preceding paragraph, prior to application of the Allocation Factor, all amounts recorded in such cost centers and attributable to “Corporate Allocations” will be excluded from operating expenses.

The parties may from time to time amend the list of cost centers shown on Exhibit A by Memorandum executed by any authorized signatories on their behalf. In addition, the parties may by memorandum adjust the Allocation Factor based on (i) changes to the business and operation of RFSCIL and the enterprise operating unit of which it is a part, (ii) changes in headcount in the cost centers listed on Exhibit A or (iii) unanticipated or extraordinary expenses incurred and attributable to the business of RFSCIL.

Signature Page Follows

As of the Effective Date, this Agreement supersedes all prior understandings between ResCap and RFSCIL with respect to the matters addressed herein:

Residential Capital, LLC		RFSC International Limited

By:	/s/ James N. Young	By:	/s/ Frank Roessig
James N. Young, CFO		Frank Roessig, CEO
(Print Name and Title)		(Print Name and Title)

Dated: 5/1/2009		Dated:

ResCap/RFSCIL Expense Sharing Agreement

Exhibit A

Cost Centers - 3063, 3094, 4252, ACC021, 3370

ResCap/RFSCIL Expense Sharing Agreement